LANDRY’S RESTAURANTS, INC. (“LNY/NYSE”) DELIVERS NEW LETTER AND MERGER AGREEMENT TO SMITH & WOLLENSKY RESTAURANT GROUP OFFERING TO ACQUIRE COMPANY FOR $9.75 PER SHARE IN CASH

Houston, TX, March 16, 2007 – Landry’s Restaurants, Inc. (NYSE: LNY – News; the “Company”), one of the nation’s largest casual dining and entertainment companies, announced today that it has sent a new letter to the Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) offering to acquire Smith & Wollensky Restaurant Group, through an appropriate acquisition entity by merger or otherwise, subject to certain terms and conditions, for $9.75 per share in cash. This offer represents a $.50 premium to the offer of the Patina Restaurant Group. A copy of the letter is attached and included as part of this press release.

“We continue to believe that a combination of the two companies would be in the best interest of the stockholders of both companies,” said Tilman J. Fertitta, Chairman, President and CEO of Landry’s. The Smith & Wollensky brand will make a great addition to our family of restaurants. Moreover, the inclusion of the New York restaurants as part of the transaction, such as Maloney & Porcelli, Park Avenue Cafe, and Quality Meats, allows us to offer $.50 more to the SWRG shareholders than the Patina Restaurant Group.

We will be delivering a draft of the tender offer/merger agreement to SWRG’s Board today.

The Company’s operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Café and Saltgrass Steak House, the Signature Group of restaurants such as Vic & Anthony’s and Grotto, and such other businesses as hotels, marinas amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada.

SWRG owns and operates Smith & Wollensky restaurants in 8 different cities, including the Las Vegas strip, downtown Chicago, Miami Beach, uptown Houston, Boston, Philadelphia, Washington, D.C., and Columbus, Ohio. It also operates 5 restaurants in New York City, including Maloney & Porcelli’s, the Post House, Park Avenue Café, Quality Meats, and the original Smith & Wollensky restaurant.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta	Rick H. Liem

	Chairman, President and CEO	Senior Vice President and CFO

	(713) 850-1010	(713) 850-1010

Dancie Ware, President

Dancie Perugini Ware Public Relations

(713) 224-9115 Office

(832) 647-1006 Cell

March 16, 2007

Smith & Wollensky Restaurant Group, Inc.

Special Committee of the Board of Directors

880 Third Avenue

New York, New York 10022

Gentlemen:

Landry’s Restaurants, Inc. (“Landry’s”) hereby sets forth its willingness to offer to acquire Smith & Wollensky Restaurant Group, Inc. (“SWRG”) through an appropriate acquisition entity by merger or otherwise, for $9.75 per share in cash (the “Transaction”). It is readily apparent to us, as we believe it will be to your stockholders as well, that a combination of Landry’s and SWRG would be in the best interest of each of our stockholders. We believe this all-cash offer is clearly superior to the $9.25 per share consideration set out in that certain Agreement and Plan of Merger between SWRG and Patina Restaurant Group, LLC (“Patina”) dated as of February 26, 2007 (the “Patina Merger Agreement”).

Landry’s proposes that the Transaction be accomplished through a definitive tender offer/merger agreement. Our offer is not subject to financing or due diligence. Our proposal, however, is conditioned upon obtaining limited consents and approvals, including approval of the Boards of Directors of Landry’s and SWRG, waiver of any anti-takeover provisions, any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, consents, approvals or authorizations required by all state, city or local liquor licensing boards, agencies or other similar entities and certain other customary conditions, including no material adverse change in SWRG’s business from what has been publicly disclosed. Unlike the Patina Merger Agreement, we do not have as a condition of approval obtaining landlord consents or less than a certain percentage of stockholders electing appraisal rights. Our offer is also contingent on (i) your Board not obligating SWRG for any new or additional change of control or other severance benefits for senior management, which we view as “self-serving” in nature and designed to benefit senior management at the expense of SWRG’s stockholders and (ii) the termination of the Patina Merger Agreement and the agreement with Alan N. Stillman pursuant to which Mr. Stillman has agreed to purchase certain SWRG assets. We believe that these assets are being sold to Mr. Stillman at a discount to their fair market value.

If we work together cooperatively to finalize a transaction structure and to document the transaction, we believe that all necessary consents and approvals could be obtained and the closing of a tender offer could occur within 60 days of signing a definitive tender offer/merger agreement. As Landry’s has liquor licenses in all states where SWRG currently operates, if SWRG would be willing to work with Landry’s to commence the process of obtaining liquor license consents and approvals immediately upon execution of a definitive tender offer/merger agreement, Landry’s would consider foregoing the condition to closing with respect to obtaining such liquor license consents and approvals. We are willing to conduct a tender offer in a negotiated transaction to expedite stockholder liquidity. We will be delivering to you today a draft of the tender offer/merger agreement. While our draft tender offer/merger agreement will not contemplate tender and support agreements with SWRG’s executive officers and directors pursuant to which such officers and directors would agree to tender their shares, we assume that if SWRG and Landry’s enter into a definitive tender offer/merger agreement, the executive officers and directors of SWRG would be willing to enter into such tender and support agreements with Landry’s.

Landry’s stands ready to meet with the Board of Directors and its representatives as soon as possible. Given our ability to consummate the Transaction without a financing contingency, we expect that the Board of Directors would meet with us promptly and seriously consider our offer. Please contact the undersigned, Tilman J. Fertitta, at (713) 386-7000 or our counsel Steve Wolosky, Esq. of Olshan Grundman Frome Rosenzweig & Wolosky LLP at (212) 451-2333 to discuss any questions the Board might have.

Very truly yours,

LANDRY’S RESTAURANTS, INC.

By:	/S/